Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276334

PROSPECTUS SUPPLEMENT NO. 10
(to Prospectus dated June 25, 2024)

Up to 1,997,116 Shares of Common Stock

1,700,884 Shares of Common Stock Underlying the Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 25, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (File No. 333-276334) with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on October 11, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “AIRE.” On October 10, 2024, the closing price of our common stock was $1.20.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are a “controlled company” under the Nasdaq listing rules because Giri Devanur, our chief executive officer and chairman, owns approximately 62.21% of our outstanding common stock. As a controlled company, we are not required to comply with certain of Nasdaq’s corporate governance requirements; however, we will not take advantage of any of these exceptions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 5 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 11, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 10, 2024

reAlpha Tech Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41839	86-3425507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6515 Longshore Loop, Suite 100, Dublin, OH 43017

(Address of principal executive offices and zip code)

(707) 732-5742

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AIRE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2024, William B. Miller resigned from his position as Chief Financial Officer (and principal financial and accounting officer) of reAlpha Tech Corp. (the “Company”) and its subsidiaries, effective immediately.

On the same date, the Company appointed Rakesh Prasad, the Company’s Vice President of Finance, to serve as its Interim Chief Financial Officer (and principal financial and accounting officer), effective immediately, while the Company conducts its search for a new Chief Financial Officer.

Mr. Prasad, age 35, has over 10 years of finance reporting and audit experience. Mr. Prasad has been with the Company since May 2021 as a Director of reAlpha Techcorp Private Limited, one of the Company’s subsidiaries, as a Finance Controller from such date until January 2022 and as the Vice President of Finance since February 2022, where he directs the preparation and consolidation of the Company’s and its subsidiaries’ financial statements in accordance with U.S. GAAP and PCAOB standards, as well as assist the Company’s Chief Financial Officer in developing monthly management reports, long-term financial forecasts and annual budgets. Prior to joining the Company, Mr. Prasad was a Master Trainer at Ernst & Young LLP (“EY”) from November 2020 to May 2021, where he conducted technical and non-technical training sessions for income tax department officials, reviewed technical documents to ensure alignment with System Requirement Specifications (“SRS”) before publication, developed technical assessment questionnaire e-return intermediaries, and aided in compliance enforcement and service quality enhancement. Before EY, Mr. Prasad was the Founder at RPHR & Company, a chartered accountant firm, from May 2013 to May 2021, where he provided strategic insights in audit, certification and consulting services for its clients; directed its accounting and finance functions for clients, while also establishing policies related to revenue management, cash flow optimization, taxation and financial reporting; and led special projects encompassing internal and statutory audits, tax audits and certifications to ensure compliance with regulatory standards for its clients. Mr. Prasad has a Bachelor’s of Commerce from Sri Bhagawan Mahaveer Jain College, and he is a Chartered Account accredited by the Institute of Chartered Accountants of India.

Prior to his appointment as Interim Chief Financial Officer, Mr. Prasad was a party to an employment agreement with the Company, effective as of January 16, 2023 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Prasad is entitled to receive: (i) an annual base salary of $85,000 (the “Base Salary”); (ii) an annual discretionary bonus of up to $15,000 based on the achievement of certain performance targets; (iii) relocation expenses for Mr. Prasad’s relocation from India to the Company’s U.S. office; and (iv) certain other benefits such as unlimited vacation, health insurance and others. Mr. Prasad or the Company may terminate the Employment Agreement at any time upon written notice to the other party, and it contains customary confidentiality provisions, intellectual property assignment provisions and a non-compete for a period of two years following the termination of his employment. In connection with his appointment as Interim Chief Financial Officer of the Company, the Company and Mr. Prasad entered into an Amendment to the Employment Agreement, effective as of October 11, 2024 (the “Amendment”). Pursuant to the Amendment, the Base Salary was increased to $150,000 per year, effective as of October 11, 2024, until such time either a new Chief Financial Officer is appointed or Mr. Prasad is appointed as Chief Financial Officer of the Company. Except as otherwise expressly provided for in the Amendment, the Employment Agreement remains in full force and effect.

The foregoing descriptions of the Employment Agreement and Amendment do not purport to be complete descriptions of the rights and obligations of the parties thereunder and are qualified in their entirety by reference to the Employment Agreement and Amendment, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

There are no other arrangements or understandings between Mr. Prasad and any other person pursuant to which he was appointed to the position of Interim Chief Financial Officer of the Company, and Mr. Prasad is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. There is no family relationship between Mr. Prasad and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company.

Item 5.08 Shareholder Director Nominations.

The Company currently plans to hold its 2024 annual meeting of stockholders (the “Annual Meeting”) on December 13, 2024. The Company intends to set the record date for determining the stockholders of record who will be entitled to vote at the Annual Meeting as the close of business on October 23, 2024. Additional details regarding the Annual Meeting, including the time and location, will be set forth in the Company’s definitive proxy statement on Schedule 14A for the Annual Meeting to be filed with the U.S. Securities and Exchange Commission.

Because the Company did not hold an annual meeting in 2023, the Company is providing deadlines regarding the submission of stockholder proposals pursuant to Rule 14a-8 (“Rule 14a-8”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the Annual Meeting. In order for a stockholder proposal, submitted pursuant to Rule 14a-8, to be considered timely for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting, such proposal must be received by the Company by October 21, 2024, which the Company has determined is a reasonable time before the Company plans to begin printing and mailing its proxy materials on or around October 29, 2024. Therefore, in order for a stockholder to submit a proposal for inclusion in the Company’s proxy materials for the Annual Meeting, the stockholder must comply with the requirements set forth in Rule 14a-8, including with respect to the subject matter of the proposal, and must deliver the proposal and all required documentation to the Company at its principal executive offices at the address set forth above no later than October 21, 2024. The public announcement of an adjournment or postponement of the date of the Annual Meeting will not commence a new time period (or extend any time period) for submitting a proposal pursuant to Rule 14a-8.

The Company has determined that October 21, 2024 is a reasonable time before the Company plans to begin printing and mailing its proxy materials in order for a stockholder to timely submit a director nomination or other proposal that the stockholder intends to present at the Annual Meeting. Therefore, a stockholder must deliver the director nomination or proposal to the Company at its principal executive offices at the address set forth above no later than October 21, 2024.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by October 21, 2024, which is 10 calendar days following the day on which public announcement of the date of the Annual Meeting was first made by the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1*+	Employment Agreement of Rakesh Prasad, effective as of January 16, 2023.
10.2*+	Amendment of Employment Agreement of Rakesh Prasad, effective as of October 11, 2024.
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith
+	Indicates an agreement with management or compensatory plan or arrangement

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2024	REALPHA TECH CORP.

	By:	/s/ Giri Devanur
Giri Devanur
Chief Executive Officer

3

Exhibit 10.1

January 6, 2023

Dear Rakesh:

This offer letter will confirm our agreement (the “Agreement”) with respect to your employment as the Vice President (VP) Finance of reAlpha Tech Corp. (the “Company”), having its principal place of business at 6515 Longshore Loop #100, Dublin, OH 43017. This Agreement will become effective when fully executed as reflected by the date shown on the signature page attached hereto (the “Effective Date”) and following all contingencies below being met.

Your official start date will be January 16, 2023.

1. Title and Job Duties.

(a)	Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ you (“Employee”) as the VP Finance of the Company reporting to the Chief Financial and Operations Officer of the Company (the “CFOO”), if any, or if there is no CFOO, the Board of Directors of the Company (the “Board”). In his capacity as President, the Employee shall have the duties, authorities and responsibilities as set forth in the Company bylaws, or as designated from time to time by the CFOO, CEO or Board, as applicable.

(b)	Employee accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company. The Employee agrees to carry out and abide by all lawful directions of the CFOO, CEO or the Board, as applicable.

(c)	Without limiting the generality of the foregoing, the Employee shall not, without the written approval of the CFOO, CEO or the Board, as applicable, render services of a business or commercial nature on Employee’s own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder; provided that the foregoing shall not prevent the Employee from: (i) serving on the boards of directors of non-profit organizations and, with the prior written approval from the Company, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments, so long as such activities in the aggregate do not materially interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

2. Salary and Additional Compensation.

(a)	Base Salary. The Company shall pay to the Employee an annual base salary of $85,000 (the “Base Salary”), less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures.

(b)	Discretionary Bonus. The Employee shall be eligible to earn a discretionary annual bonus of up to $15,000 based upon the achievement of pre-established performance targets (“Bonus”). Such Bonus shall be paid quarterly, less applicable withholdings and deductions.

(c)	Relocation Expense. The Employee shall receive pre-approved relocation expenses to cover relocation costs from India to the US Company office location, as well as temporary living expenses to assist while you get settled. Expense forecasts must be reviewed and approved by the CFOO and CEO prior to purchase.

3. Background Check. The Company may conduct a background or reference check (or both). If so, then the Employee agrees to cooperate fully in those procedures, and this offer is subject to the Company’s approving the outcome of those checks, in the sole discretion of the Company.

4. Expenses. In accordance with Company policy, the Company shall reimburse the Employee for all reasonable business expenses properly and reasonably incurred and paid by the Employee in the performance of his duties under this Agreement upon the Employee’s presentment of detailed receipts in the form required by the Company’s policy.

5. Benefits.

(a)	Vacation. Our unlimited vacation policy allows employees to take as much leave as they need. Employees need time to rest and enjoy themselves outside work. Putting a cap on this important time doesn’t help our effort to achieve high levels of employee satisfaction and productivity. This policy is based on mutual trust between employer and employee. It gives employees opportunities to work or take time off as they see fit if they keep fulfilling their duties.

(b)	Health Insurance and Other Plans. The Employee shall be eligible to participate in the Company’s medical and other employee benefit programs that are provided by the Company for its employees generally, at levels commensurate with the Employee’s position, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

6. Term and Termination. The terms set forth in this Agreement will commence on the Effective Date and shall remain in effect until termination by either party. Either party may terminate the Employee’s employment on an at-will basis at any time and for any reason or no reason, upon written notice to the other party. Company and Employee shall agree on a mutually acceptable start date, which shall be as promptly as practically possible following the Effective Date of this Agreement.

7. Confidentiality Agreement.

(a)	Employee understands that during his employment with the Company, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company, each of their affiliates, or its and their customers, vendors or other third parties, including, without limitation, any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including, without limitation, information Employee and others have collected, obtained or created, information pertaining to customers, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company or by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Employee agrees to observe all Company policies and procedures concerning such Confidential Information. Employee further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including, without limitation, any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information in the good faith performance of her duties for the Company. Employee’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of the Employee or any representative of Employee. Notwithstanding the foregoing, however, Employee shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

(b)	During Employee’s employment with the Company, upon the Company’s request, or upon the termination of his employment for any reason, Employee will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, smartphones, hardware, software, drawings, blueprints, and any other material belonging to the Company or any of its customers, including all materials pertaining to Confidential Information developed by Employee or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in her possession, custody or control. Notwithstanding anything in this Section 6 to the contrary, Employee shall not be required to return to the Company apparatuses, computers, smartphones, or other devices that are owned by Employee and not by the Company, but Employee may be required to deliver such devices to the Company or its designee for a period during which the Company shall delete from such devices Confidential Information of the Company or their affiliates, if any.

8. Assignment of Intellectual Property.

(a)	The Employee will promptly disclose to the Company any idea, invention, discovery, or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during her employment with the Company or its affiliates. Employee agrees that the Company owns any such Creations, conceived, or made by Employee alone or with others at any time during his employment, and Employee hereby assigns and agrees to assign to the Company all moral or other rights she has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. Employee hereby waives and relinquishes all moral rights he has or may acquire in the Creations and agrees to execute any and all other waivers and instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. The Company and Employee understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company, or (ii) results in any way from his work at the Company.

(b)	In any jurisdiction in which moral rights cannot be assigned, Employee hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any state or country of the world that Employee may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its affiliates claiming that Employee’s moral rights have been violated.

(c)	Employee agrees to cooperate fully with the Company both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks, and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Employee further agrees that if the Company is unable, after reasonable effort, to secure Employee’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and the Employee hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

9. Non-Competition Agreement.

(a)	The Employee will not, for a period of two (2) years following the termination of his employment for any reason (the “Restricted Period”), directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity, engage in, invest in or otherwise participate in (whether as an owner, employee, officer, director, manager, consultant, independent contractor, agent, partner, advisor, or in any other capacity) any business of a short-term rental business competitor (such business, the “Restricted Business”). Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the acquisition as a passive investment of not more than five percent (5%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter and shall not be deemed to prohibit the acquisition of any shares of capital stock of Company.

(b)	During the Restricted Period, the Employee will not directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity, (i) solicit or hire (or assist or encourage any other person or entity to solicit or hire), or otherwise interfere in any manner with any employee, advertiser or strategic partner of the Company (each, a “Restricted Entity”), other than by general public advertisement or other such general solicitation not specifically targeted at any such person, (ii) induce or request any customer of any Restricted Entity to reduce, cancel or terminate its business with such Restricted Entity or otherwise interfere in any manner in any Restricted Entity’s business relationship with any of its customers, or (iii) solicit or accept business from any customer of any Restricted Entity in connection with a Restricted Business.

(c)	The Employee agrees that the foregoing covenants are reasonable with respect to their duration, geographic area, and scope. If a judicial determination is made that any provision of this Section 8 constitutes an unreasonable or otherwise unenforceable restriction against the Employee, then the provisions of this Section 8 shall be rendered void with respect to the Employee only to the extent such judicial determination finds such provisions to be unenforceable. In that regard, any judicial authority construing this Section 8 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 8 to the remaining business activities, time periods and/or geographical areas not so severed. Moreover, in the event that any provision, or the application thereof, of this Section 8 is determined not to be specifically enforceable, the Company may be entitled to recover monetary damages as a result of the breach of such agreement.

(d)	For purposes of this Agreement, the term “Restricted Area” means any geographical area in which a material amount of the business of the Company is conducted or pursued at any time during the Restricted Period.

10. Representation and Warranty. The Employee represents and warrants to the Company that Employee is not subject to any agreement restricting his ability to enter into this Agreement and fully carry out his duties and responsibilities hereunder. The Employee hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including reasonable attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

11. Notice. Any notice or other communication required or permitted to be given to any of the parties hereto shall be deemed to have been given if personally delivered, or if sent by nationally recognized overnight courier, and addressed as follows:

If to the Employee, to:

the address shown on the records of the Company.

Email: ____________________________________

If to the Company, to:

c/o reAlpha Tech Corp.

6515 Longshore Loop, Suite 100

Dublin, OH 43017

Email:

Either party’s notice address may be changed at any time immediately upon delivery of written notice to the other party, which may be by U.S. mail, courier, or electronic mail.

12. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

13. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to the conflict of law provisions thereof. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court in Ohio over any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such Ohio state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

14. Waiver. The waiver by any of the parties hereto of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

15. Injunctive Relief. Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Sections 6, 7 or 8 would result in material irreparable injury to the goodwill of the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order or preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Section 6, 7 or 8 of this Agreement, in addition to all other remedies available at law or in equity.

16. Assignment. This Agreement is a personal contract, and the Employee may not sell, transfer, assign, pledge or hypothecate his rights, interests, and obligations hereunder. Except as otherwise expressly provided, this Agreement shall be binding upon and shall inure to the benefit of the Employee and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns

17. Entire Agreement. This Agreement (together with any Exhibits attached hereto) embodies all of the representations, warranties, and agreements between the parties hereto relating to the Employee’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the parties hereto relating to the Employee’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to the Employee’s employment. This Agreement may not be amended or modified except by a writing signed by each of the parties hereto.

[Signature page follows.]

Company:

By:	/s/ Mike Logozzo

Mike Logozzo
Authorized Signatory

Agreed to and Accepted by Employee:

/s/ Rakesh Prasad
Rakesh Prasad

Date: January 6, 2023

Exhibit 10.2

October 10, 2024

Personal and Extremely Confidential

RE: Addendum to Employment Agreement – Appointment as Interim Chief Financial Officer (CFO)

Dear Rakesh Prasad Hosur Rama Prasad,

This addendum letter is to amend the Employees Agreement between reAlpha Tech Corp. (“Company”) and Rakesh Prasad Hosur Rama Prasad (“Employee”) dated January 16, 2023.

Appointment:

We are pleased to confirm your appointment as Interim Chief Financial Officer (CFO), effective October 11, 2024. This appointment will remain in effect until the Company appoints a permanent CFO or a full- time hire is made for the role.

Responsibilities:

In addition to the responsibilities outlined in your original role as VP of Finance, your new duties as Interim Chief Financial Officer (CFO) will include, but are not limited to, the responsibilities listed below in Schedule A.

Salary:

With your appointment as Interim CFO, your annual salary will be adjusted to $150,000, effective October 11, 2024. This adjustment will be reflected in the next payroll cycle. All other terms and conditions of your original Employment Agreement, including bonus eligibility and other benefits, will remain unchanged.

Reversion to Original Role

In the event that you return to your original role as VP of Finance, your salary and all other terms and conditions of employment will revert to those outlined in your original Employment Agreement, dated January 16, 2023. This includes your original duties, salary and any benefits, bonuses, and stock options as per that agreement.

Duration:

This interim appointment is temporary and will remain in effect until a permanent replacement is found or you are appointed full-time to the position.

These terms represent our Addendum to you in its entirety. All other terms and conditions of the original Employee Agreement remain unchanged and in full effect.

Please sign the acknowledgment below and return this letter to us. Should you have any questions regarding the above, please contact me at your convenience at _________________.

Sincerely,

/s/ Mike Logozzo
Mike Logozzo
Chief Operating Officer & President

By signing and dating this letter, I, Rakesh Prasad Hosur Rama Prasad, accept this Addendum by reAlpha Tech Corp.

Signature:	/s/ Rakesh Prasad

Date: 10/11/2024

Confidential

Schedule A

Financial Reporting & Compliance

●	Ensure accurate and timely preparation of public disclosures and financial statements compliant with SEC disclosure requirements

●	Maintain strong internal controls over financial reporting and disclosure processes

●	Liaise with external auditors to facilitate independent audits and ensure regulatory compliance; coordinate findings with the company’s audit committee

●	Oversee compliance programs, policies, training, and monitoring to foster an ethical culture of compliance

●	Advise the board and executive team on finance and compliance risks, strategies, and evolving regulations

●	Other duties as assigned

Corporate Finance

●	Advise teams on optimal capital structure and coordinate execution strategies with capital markets professionals

●	Qualify new banking opportunities collaboratively with capital markets, credit underwriting, and relationship teams

●	Provide corporate finance analysis, valuation, syndication support for large debt financings and capital structure reviews

●	Establish presentation timelines, coordinate resources, and develop pitch concepts for capital raising activities

●	Design optimal capital structure execution strategies in partnership with capital markets and syndication teams

●	Architect pitch presentations and oversee creation by junior staff, ensuring risk identification and mitigation

INITIALS

DATE

Confidential